Exhibit 99.1

Granite Reports First-Quarter 2013 Financial Results

  First quarter revenues increased to $378.7 million, compared with $310.2 million in the first quarter of 2012, including $63.7 million associated with the acquisition of Kenny Construction Company
  Operating segment gross margins in line with last year
  Balance sheet remains strong with $363.6 million in cash and marketable securities
  Backlog totaled $2.4 billion compared with $1.7 billion at year-end

WATSONVILLE, Calif.--(BUSINESS WIRE)--May 9, 2013--Granite Construction Incorporated (NYSE: GVA) today reported a net loss of $22.0 million, or $0.57 per diluted share, for the first quarter of 2013 compared with a net loss of $11.8 million, or $0.31 per diluted share, for the first quarter of 2012.

“As expected, we had strong backlog growth in the quarter driven by significant large project awards,” said James H. Roberts, Granite president and chief executive officer. “We remain very encouraged by the quality of our backlog and the opportunities to grow the company in 2013 and beyond. We are slated to bid approximately $13 billion of Large Project work over the next 12 months, of which Granite’s share would be approximately $6 billion.

“Our integration of Kenny is progressing well, meeting our expectations, and reinforcing the continued execution of our strategic plan. We are working successfully to expand our presence into targeted end-markets such as power delivery, water and wastewater infrastructure and tunneling, all of which have attractive long-term fundamentals.”

First-quarter 2013 Financial Results

Total Company

  Revenues for the quarter totaled $378.7 million, compared with $310.2 million in 2012. Revenues included $63.7 million from Kenny Construction Company (“Kenny”), which Granite acquired on December 31, 2012.
  Gross profit margin was 7.9 percent compared with 8.0 percent in 2012.
  Selling, general and administrative expenses (“SG&A”) for the first quarter were $57.7 million, compared with $45.1 million in 2012. Kenny accounted for a significant portion of the increase.
  Operating loss for the quarter was $26.0 million compared with $16.3 million in the prior year.
  Total contract backlog at March 31, 2013, was $2.4 billion compared with $1.7 billion at December 31, 2012 and $2.1 billion at March 31, 2012. Backlog at March 31, 2013 included $733.0 million associated with our portion of the Tappan Zee Bridge project in New York.

Construction

  Construction revenues in the first quarter were $177.1 million compared with $117.9 million a year ago. The increase reflects $53.3 million associated with Kenny.
  Gross profit margin was 7.5 percent as compared with 7.3 percent a year ago. Included in the first quarter of 2013 was a $1.6 million amortization charge for intangible assets (acquired backlog) associated with the Kenny acquisition. There were no significant changes in project profitability from revisions in estimates during the first quarter of 2013.

Large Project Construction

  Large Project Construction revenues for the quarter were $171.7 million compared with $163.9 million at March 31, 2012.
  Gross profit margin for the quarter was 13.2 percent compared with 13.6 percent for the same period last year. Changes in project profitability from revisions in estimates during the first quarter of 2013 resulted in a net increase of $9.2 million.

Construction Materials

  Construction Materials revenue for the quarter totaled $29.8 million compared with $25.6 million for the same period last year.
  Gross loss on the sale of construction materials was $6.0 million, essentially unchanged from a year ago.

Outlook and Guidance

“In the short-term, certain markets of our vertically integrated business continue to face challenges as capacity exceeds demand for both our construction services and construction materials. While we will not see a turnaround overnight, the fundamentals of our business remain extremely solid and our future is very bright,” Roberts said.

“As our 2013 guidance reflects, we anticipate growing the top line of our business by at least double digits. We also anticipate that Granite will continue to generate strong cash flow, allowing us to further implement our strategic long-term plan. Our solid Large Project portfolio has created significant opportunities to continue to grow this part of the business. In addition to leveraging Kenny’s existing capabilities and presence in the power, underground and tunnel markets, we are confident that a recovery in the private construction market will help drive significant long-term operational and financial performance.”

The Company’s guidance for 2013 is as follows: Construction segment revenues are expected to total $1.25 billion to $1.4 billion, with a corresponding gross profit margin of 8 percent to 10 percent. Large Project Construction segment revenues are expected to be in the range of $850 million to $1.05 billion, with a corresponding gross profit margin of 12 percent to 14 percent. Construction Materials revenues are expected to be $200 million to $230 million, with a corresponding gross profit margin of 6 percent to 9 percent.

Selling, general and administrative expenses are expected to be $210 million to $220 million for the year. Gains on sales of property and equipment are expected to be in the range of $10 million to $20 million, and net income attributable to non-controlling interest in joint ventures for the total company is expected to be $15 million to $20 million. Granite expects the tax rate for 2013 to be in the range of 27 percent to 31 percent, with planned capital expenditures of $40 million to $60 million. Cash flow from operations is expected to total between $80 million and $120 million for the year.

Conference Call

Granite will conduct a conference call today, May 9, 2013 at 8 a.m. Pacific Time/11 a.m. Eastern Time to discuss the results of the quarter ended March 31, 2013. Access to a live audio webcast is available at http://investor.graniteconstruction.com/index.cfm. The live conference call may be accessed by calling (877) 643-7158. The conference ID for the live call is 46628022. The call will be recorded and will be available for replay approximately two hours after the live audio webcast through May 16, 2013 by calling (855) 859-2056. The conference ID for the replay is also 46628022.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is one of the nation’s largest infrastructure contractors and construction materials producers. Incorporated in 1922, Granite serves public- and private-sector clients on projects both small and large. Granite’s project teams represent some of the best in the industry serving owners in the transportation, power, federal, tunneling, underground, and industrial/mining and water resources markets. In 2013, the Company was recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the fourth year in a row. For more information please visit www.graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	March 31,	December 31,	March 31,
	2013	2012	2012
ASSETS
Current assets
Cash and cash equivalents	$260,773	$321,990	$226,226
Short-term marketable securities	44,841	56,088	70,444
Receivables, net	260,231	325,529	208,707
Costs and estimated earnings in excess of billings	48,428	34,116	49,962
Inventories	66,291	59,785	67,782
Real estate held for development and sale	50,303	50,223	58,363
Deferred income taxes	36,687	36,687	38,571
Equity in construction joint ventures	171,265	105,805	91,951
Other current assets	37,401	31,834	34,882
Total current assets	976,220	1,022,057	846,888
Property and equipment, net	477,666	481,478	442,132
Long-term marketable securities	57,958	55,342	70,114
Investments in affiliates	30,742	30,799	30,972
Goodwill	53,593	55,419	9,900
Other noncurrent assets	82,531	84,392	69,949
Total assets	$1,678,710	$1,729,487	$1,469,955
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$8,353	$8,353	$9,102
Current maturities of non-recourse debt	4,132	10,707	19,765
Accounts payable	169,940	202,541	129,480
Billings in excess of costs and estimated earnings	124,609	139,692	87,370
Accrued expenses and other current liabilities	188,685	169,979	148,196
Total current liabilities	495,719	531,272	393,913
Long-term debt	270,148	270,148	208,501
Long-term non-recourse debt	7,628	922	1,371
Other long-term liabilities	49,231	47,124	50,011
Deferred income taxes	8,055	8,163	3,393
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,810,255 shares as of March 31, 2013, 38,730,665 shares as of December 31, 2012 and 38,621,370 shares as of March 31, 2012	388	387	386
Additional paid-in capital	118,265	117,422	110,432
Retained earnings	685,023	712,144	670,462
Total Granite Construction Incorporated shareholders’ equity	803,676	829,953	781,280
Noncontrolling interests	44,253	41,905	31,486
Total equity	847,929	871,858	812,766
Total liabilities and equity	$1,678,710	$1,729,487	$1,469,955

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

Three Months Ended March 31,	2013	2012
Revenue
Construction	$177,119	$117,946
Large Project Construction	171,714	163,928
Construction Materials	29,750	25,623
Real Estate	121	2,663
Total revenue	378,704	310,160
Cost of revenue
Construction	163,918	109,366
Large Project Construction	148,993	141,679
Construction Materials	35,724	31,573
Real Estate	11	2,606
Total cost of revenue	348,646	285,224
Gross profit	30,058	24,936
Selling, general and administrative expenses	57,659	45,090
Gain on restructuring	498	1,902
Gain on sales of property and equipment	1,087	1,917
Operating loss	(26,016)	(16,335)
Other (expense) income
Interest income	129	1,044
Interest expense	(3,646)	(3,182)
Equity in loss of affiliates	(423)	(617)
Other income, net	1,103	6,871
Total other (expense) income	(2,837)	4,116
Loss before benefit from income taxes	(28,853)	(12,219)
Benefit from income taxes	(9,027)	(3,532)
Net loss	(19,826)	(8,687)
Amount attributable to noncontrolling interests	(2,156)	(3,086)
Net loss attributable to Granite Construction Incorporated	$(21,982)	$(11,773)

Net loss per share attributable to common shareholders:
Basic	$(0.57)	$(0.31)
Diluted	$(0.57)	$(0.31)
Weighted average shares of common stock:
Basic	38,610	38,265
Diluted	38,610	38,265

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Three Months Ended March 31,	2013	2012
Operating activities
Net loss	$(19,826)	$(8,687)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	15,970	14,961
Gain on sales of property and equipment	(1,087)	(1,917)
Stock-based compensation	5,386	4,196
Changes in assets and liabilities	(55,096)	(31,426)
Net cash used in operating activities	(54,653)	(22,873)
Investing activities
Purchases of marketable securities	(14,975)	(24,987)
Maturities of marketable securities	20,000	15,000
Proceeds from sale of marketable securities	5,000	20,000
Additions to property and equipment	(9,956)	(9,225)
Proceeds from sales of property and equipment	3,417	2,883
Other investing activities, net	(57)	(294)
Net cash provided by investing activities	3,429	3,377
Financing activities
Long-term debt principal payments	—	(2,500)
Cash dividends paid	(5,045)	(5,021)
Purchase of common stock	(4,907)	(3,837)
Other financing activities, net	(41)	90
Net cash used in financing activities	(9,993)	(11,268)
Decrease in cash and cash equivalents	(61,217)	(30,764)
Cash and cash equivalents at beginning of period	321,990	256,990
Cash and cash equivalents at end of period	$260,773	$226,226

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended March 31,
		Large Project	Construction
	Construction	Construction	Materials	Real Estate

2013
Revenue	$177,119	$171,714	$29,750	$121
Gross profit (loss)	13,201	22,721	(5,974)	110
Gross profit as a percent of revenue	7.5%	13.2%	(20.1)%	90.9%

2012
Revenue	$117,946	$163,928	$25,623	$2,663
Gross profit (loss)	8,580	22,249	(5,950)	57
Gross profit as a percent of revenue	7.3%	13.6%	(23.2)%	2.1%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Contract Backlog by Segment	March 31, 2013		December 31, 2012		March 31, 2012
Construction	$740,259	30.8%	$629,898	36.9%	$622,240	29.9%
Large Project Construction	1,660,056	69.2%	1,077,417	63.1%	1,460,674	70.1%
Total	$2,400,315	100.0%	$1,707,315	100.0%	$2,082,914	100.0%

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741